Exhibit 99.1
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
OPNEXT REPORTS FIRST QUARTER UNAUDITED OPERATING RESULTS;
RECORD QUARTERLY REVENUE OF $84.2 MILLION, UP 15.8% SEQUENTIALLY;
EPS IMPROVES TO $0.04 GAAP AND $0.06 NON-GAAP PER DILUTED SHARE
Eatontown, NJ. (August 6, 2008) Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the first quarter ended June 30, 2008.
Financial Highlights for the First Quarter Ended June 30, 2008:
•	Sales increased $11.5 million, or 15.8%, to $84.2 million from $72.7 million in the quarter ended March 31, 2008. The increase was broad based across most communication product lines, including XFP, 300 pin tunable, XENPAK, X2, and SFP form factors. Sales of 10Gbps and above products increased $9.3 million, or 15.5%, to $69.4 million, while sales of less than 10Gbps products increased $1.4 million, or 17.1%, to $9.6 million, and industrial and commercial product sales increased by $0.8 million, or 18.2%, to $5.2 million.

•	Sales increased $16.4 million, or 24.2%, from $67.8 million in the quarter ended June 30, 2007, primarily as a result of increased sales of 40Gbps, 300 pin tunable, XFP, X2, Xenpak, and SFP products, partially offset by lower demand for 300 pin fixed wavelength modules.

•	Sales to Cisco and Alcatel-Lucent represented 44.3% and 10.2% of total sales, respectively, as compared to 45.7% and 14.3% for the quarter ended March 31, 2008, and 35.0% and 23.0% for the quarter ended June 30, 2007. Revenue diversification improved as sales to the balance of top ten customers, including Juniper, Hitachi, Huawei and Fujitsu, grew 58% sequentially and represented 31% of total revenue for the quarter ended June 30, 2008.

•	Gross margin was 32.2%, as compared to 32.9% for the quarter ended March 31, 2008 and 35.0% for the quarter ended June 30, 2007. The decrease in gross margin includes the negative effects of foreign currency exchange fluctuations and the settlement of forward contracts used to hedge yen exposure. At constant foreign currency exchange rates, gross margin improved 150bps sequentially and 240bps over the quarter ended June 30, 2007.

•	Operating income was $2.2 million, or 2.6% of sales, as compared to an operating loss of $0.8 million, or 1.1% of sales, for the quarter ended March 31, 2008 and operating income of $4.0 million, or 5.9% of sales, for the quarter ended June 30, 2007. Non-GAAP operating income, which excludes stock-based compensation expense, was $3.3 million, or 3.9% of sales, as compared to $0.2 million, or 0.2% of sales, for the quarter ended March 31, 2008 and $4.1 million, or 6.0% of sales, for the quarter ended June 30, 2007. At constant foreign currency exchange rates, non-GAAP operating income improved 590bps sequentially and 390bps over the quarter ended June 30, 2007.

•	Net income was $2.6 million, or $0.04 per diluted share, as compared to $0.9 million, or $0.01 per diluted share, for the quarter ended March 31, 2008 and $6.0 million, or $0.09 per diluted share, for the quarter ended June 30, 2007. Non-GAAP net income, which excludes stock-based compensation expense, was $3.7 million, or $0.06 per diluted share, as compared to $1.9 million, or $0.03 per diluted share, for the quarter ended March 31, 2008 and $6.1 million, or $0.09 per diluted share, for the quarter ended June 30, 2007. At constant foreign currency exchange rates, non-GAAP diluted earnings per share improved $0.05 sequentially and $0.03 over the quarter ended June 30, 2007.

•	Cash and cash equivalents decreased by $7.1 million to $214.6 million at June 30, 2008 as compared to $221.7 million at March 31, 2008, primarily as a result of $3.8 million short-term yen-denominated loan payments, $1.8 million of payments on capital lease obligations, $0.5 million of additional capital investments and a $1.2 million negative effect from foreign currency exchange rates, partially offset by $0.1 million of cash from operations. Cash from operations includes a $5.6 million increase in accounts receivable to support revenue growth, while days-sales-outstanding decreased to 65 days from 70 days at March 31, 2008. During the quarter, $2.0 million of additional capital lease obligations were incurred to further expand production capacity.
Market Observations and Guidance:
Commenting on the Company’s recent performance, Opnext, Inc. President and Chief Executive Officer Harry Bosco said, “Last quarter we stated that we were well-positioned to continue our growth in the 10G and 40G markets in fiscal 2009, while expanding our 40G portfolio to address broader applications. Our record top-line performance in the first quarter demonstrates our growth potential and speaks to the strength we are seeing across our customer base.”
“On July 9, 2008, we announced an agreement to acquire StrataLight Communications, a move to expand our 40G portfolio and address broader network applications. We are excited about the opportunities that will be created by the marriage of Opnext’s device and module technology with StrataLight’s subsystem expertise, and we believe the combination will define new leadership in the 40G arena and accelerate development of our 100G product family.”
“Over the last couple quarters, we have noted several reasons for cautious optimism. Our near-term outlook has not changed despite the strong growth experienced in the June quarter. While we believe the growth in broadband applications will drive growth in our business into the future, we continue to see fluctuations in customer spending in any given quarter due to their customers’ spending patterns. With that in mind, we expect revenue in the range of $84 to $87 million for our second fiscal quarter ending September 30, 2008,” concluded Mr. Bosco.
Forward-looking Statements:
Statements made in this press release include forward looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain Opnext products, the general market outlook, the outlook for the industry and a pending acquisition. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected sales for the quarter ending September 30, 2008 as well as the general outlook for the future are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•	the market in which Opnext operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; the ability of Opnext to consummate the previously announced acquisition of StrataLight Communications; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including the

Company’s Annual Report on Form 10-K filed on June 16, 2008, as amended. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
Opnext management will conduct a conference call at 4:30 p.m. EDT, today, Wednesday, August 6, 2008, to discuss these results in detail. You may participate in this conference call by dialing 877-853-4940 (United States) or 706-645-9149 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 57493059. A replay of the conference call can be accessed starting approximately two hours after the call through Wednesday, August 13, 2008 by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 57493059. A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
From the latest communications networks to new security systems, and from major advances in medical systems to high-demand consumer electronics, Opnext (NASDAQ: OPXT) laser technologies add the spark of innovation to a world of new applications. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market solutions that are ready for the next generation of laser-based products. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2008	March 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$214,577	$221,686
Trade receivables, net	60,630	55,443
Inventories	86,035	90,297
Prepaid expenses and other current assets	5,862	3,639

Total current assets	367,104	371,065
Property, plant, and equipment, net	51,877	55,488
Goodwill	5,698	5,698
Other assets	208	208

Total assets	$424,887	$432,459

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$45,375	$45,531
Accrued expenses	12,797	14,184
Short-term debt	15,079	20,060
Capital lease obligations	7,569	7,414

Total current liabilities	80,820	87,189
Capital lease obligations	17,315	18,843
Other long-term liabilities	3,345	3,349

Total liabilities	101,480	109,381

Total shareholders’ equity	323,407	323,078

Total liabilities and shareholders’ equity	$424,887	$432,459

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three-months Ended June 30,
	2008	2007
Sales	$84,237	$67,827
Cost of sales	57,106	44,054

Gross margin	27,131	23,773
Research and development expenses	10,274	8,512
Selling, general and administrative expenses	14,670	11,245

Other operating income	(15)	—

Operating income (1)	2,202	4,016
Interest income, net	942	2,372
Other expense, net	(535)	(388)

Income before income taxes	2,609	6,000
Income tax expense	—	—

Net income	$2,609	$6,000

Net income per share:
Basic	$0.04	$0.09
Diluted	$0.04	$0.09
Weighted average number of shares used in computing net income per share:
Basic	64,623	64,550
Diluted	64,666	64,603

Note (1)	—	Operating income includes stock-based compensation expenses of $1,102 thousand and $82 thousand in the three-month periods ended June 30, 2008 and 2007, respectively.

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three-months Ended June 30,
	2008	2007
Cash flows from operating activities
Net income	$2,609	$6,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,064	2,546
Non-cash compensation expense	1,102	82
Changes in assets and liabilities	(6,686)	(5,544)

Net cash generated from operating activities	89	3,084
Cash flows from investing activities
Capital expenditures	(466)	(1,568)

Net cash used in investing activities	(466)	(1,568)
Cash flows from financing activities
Short-term debt payments	(3,780)	—
Payments on capital lease obligations	(1,761)	(1,196)
Exercise of stock options	6	4

Net cash used in financing activities	(5,535)	(1,192)
Effect of foreign currency exchange rates on cash and cash equivalents	(1,197)	(526)

Decrease in cash and cash equivalents	(7,109)	(202)
Cash and cash equivalents at beginning of period	221,686	199,786

Cash and cash equivalents at end of period	$214,577	$199,584

Non-cash financing activities
Capital lease obligations incurred	$(1,973)	$(4,501)
Stock appreciation rights amendment	—	2,432

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(in thousands, except per share data)
Use of Non-GAAP Financial Measures: The Company records compensation expense related to its stock-based awards pursuant to SFAS 123R. Depending upon the size, timing and the terms of the awards, the related compensation expense may vary significantly. Management excludes these related costs for the purpose of assessing its internal operating performance. Accordingly, the Company provides non-GAAP gross margin, operating expense, operating income (loss), net income and net income per share financial measures as supplemental information, in addition to the GAAP presentation, to its investors in an effort to provide greater transparency and insight into management’s analysis. The Company expects to continue providing similar information in the future which reconciles the differences between GAAP and non-GAAP financial measures.

	Three-months Ended June 30, 2008
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$84,237	$—	$84,237	100.0%	100.0%
Gross margin	27,179	(48)	27,131	32.3%	32.2%
Operating expenses	23,875	(1,054)	24,929	28.3%	29.6%
Operating income	3,304	(1,102)	2,202	3.9%	2.6%
Net income	$3,711	$(1,102)	$2,609	4.4%	3.1%

Net income per share:
Basic	$0.06		$0.04
Diluted	$0.06		$0.04
Shares
Basic	64,623		64,623
Diluted	64,666		64,666

	Three-months Ended March 31, 2008
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$72,684	$—	$72,684	100.0%	100.0%
Gross margin	23,957	(58)	23,899	33.0%	32.9%
Operating expenses	23,798	(921)	24,719	32.7%	34.0%
Operating income (loss)	159	(979)	(820)	0.2%	(1.1)%
Net income	$1,929	$(979)	$950	2.7%	1.3%

Net income per share:
Basic	$0.03		$0.01
Diluted	$0.03		$0.01
Shares
Basic	64,640		64,640
Diluted	64,669		64,669

	Three-months Ended June 30, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$67,827	$—	$67,827	100.0%	100.0%
Gross margin	23,773	—	23,773	35.0%	35.0%
Operating expenses	19,675	(82)	19,757	29.0%	29.1%
Operating income	4,098	(82)	4,016	6.0%	5.9%
Net income	$6,082	$(82)	$6,000	9.0%	8.8%

Net income per share:
Basic	$0.09		$0.09
Diluted	$0.09		$0.09
Shares
Basic	64,550		64,550
Diluted	64,603		64,603